Exhibit 99.1 Press Release | For Distribution

Zix to be Acquired by OpenText™ for $8.50 Per Share in Cash

Announcement Provides Liquidity and Value Certainty for Zix Stockholders, Follows Extensive Process

DALLAS, Texas – Nov. 8, 2021 – Zix Corporation (NASDAQ: ZIXI) (“Zix”), a leading provider of cloud email security, threat protection and compliance cloud solutions for Small and Medium-sized Businesses (SMBs), today announced that it has entered into a definitive agreement to be acquired by OpenText™, a market-leading provider of Information Management solutions, for $8.50 per share in cash, representing an enterprise value of $860 million.

“We are pleased to announce this transaction with OpenText,” said Robert Hausmann, Chairman of Zix. “Following a strategic review conducted by our Board of the Directors (the “Board”), triggered in part by unsolicited approaches from multiple parties, Zix and its financial advisor conducted a broad outreach to more than 70 strategic and financial parties over a number of months. Today’s announcement is the culmination of that process. This transaction, which has been unanimously approved by the Zix Board, delivers to Zix’s stockholders liquidity, value certainty and a high likelihood and speed to closing with a proven acquiror.”

Dave Wagner, Zix’s Chief Executive Officer, added, “Over the past several years, Zix has expanded its product portfolio and customer base through acquisitions and organic initiatives. We are thrilled to join forces with OpenText and add Zix’s Secure Cloud Platform to the Carbonite and Webroot products in OpenText’s SMB Platform. OpenText provides the ideal opportunity to help Zix achieve its next phase of growth. This transaction will bring greater resources and product capabilities, and provide significant benefits to our customers, partners and employees.”

Under the terms of the agreement, an OpenText subsidiary will commence a tender offer for all outstanding shares of Zix common stock at a price of $8.50 per share in cash, representing a premium of 16% to the volume-weighted average closing price of Zix common stock for the 20 trading days prior to October 18, 2021, when news reports appeared regarding a potential transaction.

Closing is subject to the tender of two-thirds of Zix’s common shares outstanding as well as customary regulatory approvals and other customary conditions, and the transaction is expected to close within 90 days of this announcement. Zix’s largest shareholder, an affiliate of True Wind Capital, L.P., has agreed, subject to satisfaction of certain conditions, to convert its Series A Preferred Shares into common shares and to tender those shares in the tender offer. Zix’s executive officers and certain directors have likewise agreed to tender their common shares in the tender offer.

In light of this announcement, Zix has cancelled its third quarter 2021 earnings conference call that had been scheduled for today at 5:00 p.m. ET, and will not be providing a business outlook for the fourth quarter of 2021.

Advisors

Citi is acting as exclusive financial advisor to Zix, and Baker Botts is acting as legal counsel.

About Zix Corporation

Zix Corporation (Zix) is a leader in email security, productivity, and compliance. Trusted by the nation’s most influential institutions in healthcare, finance, and government, Zix delivers a superior experience and easy-to-use solutions for email encryption and data loss prevention, advanced threat protection, unified information archiving and cloud to cloud backup. Focusing on the protection of business communication, Zix enables its customers to better secure data and meet compliance needs. Zix is publicly traded on the Nasdaq Global Market under the symbol ZIXI. For more information, visit www.zixcorp.com.

www.zixcorp.com

Exhibit 99.1 Press Release | For Distribution

Forward-Looking Statements

This release contains forward-looking information related to Zix, OpenText and the proposed acquisition of Zix by OpenText that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Zix on the date this release was issued. Zix undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include, among other things, statements about the potential benefits of the proposed acquisition, Zix’s and OpenText’s plans, objectives, expectations and intentions, and the anticipated timing of closing of the proposed acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Zix’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers may be made; risks related to obtaining the requisite consents to the proposed acquisition, including the timing (including possible delays) and receipt of regulatory approvals from various governmental entities; business disruptions, uncertainty and market instability stemming from the COVID-19 pandemic and governmental actions related thereto; disruption from the proposed acquisition making it more difficult to maintain business and operational relationships; significant transaction costs; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions. Zix may not succeed in addressing these and other risks. A further description of risks and uncertainties relating to Zix can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and www.zixcorp.com.

Additional Information and Where to Find It

The tender offer referred to in this release has not yet commenced. The description contained in this release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that will be filed with the Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy shares of Zix common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, OpenText and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Zix will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF ZIX’S SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting OpenText or Zix. Copies of the documents filed with the SEC by Zix will be available free of charge on Zix’s internet website at https://investor.zixcorp.com or by contacting Zix’s Investor Relations Department at (949) 574-3860. Copies of the documents filed with the SEC by OpenText will be available free of charge on OpenText’s internet website at https://investors.opentext.com or by contacting OpenText’s Investor Relations Department at (415) 963-0825.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the solicitation/recommendation statement, Zix and OpenText will each file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Z ix or OpenText at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Zix’s and OpenText’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

www.zixcorp.com

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